Exhibit 99.1

RPM Names Ernest Thomas as a New Senior Vice President

MEDINA, OH – June 1, 2007 – RPM International Inc. (NYSE: RPM) today announced that Ernest Thomas, formerly senior vice president and chief financial officer of CF Industries Holdings, Inc., has joined the company as a senior vice president.

Mr. Thomas will assume the additional position of chief financial officer effective August 1, 2007, succeeding Robert L. Matejka, who plans to retire later in the fiscal year. Mr. Matejka will continue to serve as RPM’s chief financial officer until August 1 when he will then become vice president and controller upon Mr. Thomas’ assumption of the chief financial officer position. Mr. Thomas will report to P. Kelly Tompkins, RPM’s executive vice president and chief administrative officer.

Prior to joining CF Industries in 2004, Mr. Thomas was chief financial officer and treasurer of Tower Automotive, a $2.5 billion producer of automotive assemblies. From 1997 to 2002, he served in various management positions, including group vice president and senior vice president and chief financial officer, with Modine Manufacturing Company, a $2.5 billion producer of heat transfer products. From 1989 to 1997, Mr. Thomas served in various management positions with Eaton Corporation, a $12.4 billion manufacturer of industrial products, including division general manager, plant manager and manager of strategic planning. He began his career in 1976 on the corporate financial staff of General Motors Corporation, then the world’s largest automaker.

“We are extremely pleased to have attracted Ernie Thomas as RPM’s next CFO,” said Frank C. Sullivan, RPM president and chief executive officer. “He brings strong financial and relationship skills as well as deep operations experience that will be invaluable in our entrepreneurial operating environment,” Sullivan said.

“Since August 2000, Bob Matejka has done a tremendous job leading RPM’s finance and accounting team during a period of extraordinary growth as well as effectively addressing the challenges of being a public company in today’s highly challenging regulatory environment,” added Mr. Tompkins. “Fortunately we will be able to tap Bob’s wealth of experience as he works to transition leadership of RPM’s financial affairs to Ernie.”

Mr. Thomas holds a B.A. degree from Bluffton University, located in northwest Ohio, and an M.B.A. with an accounting concentration from Miami University (Ohio). He is a member of the board of trustees of Bluffton University and is a Certified Management Accountant. Ernie and his wife Cosette will be relocating from Racine, WI to the Medina area.

For more information, contact P. Kelly Tompkins, executive vice president and chief administrative officer at 330-273-5090 or ktompkins@rpminc.com.

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